                            ORTEC INTERNATIONAL, INC.

                        1,705,698 SHARES OF COMMON STOCK




     This prospectus covers 1,705,698 shares of common stock, par value $.001 per share, for sale by our shareholders. Our common stock is traded on the NASDAQ SmallCap Market System under the symbol "ORTC." On August 22, 2000, the last reported sale price of the common stock was $7.81.

                              -------------------



                   SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR
         INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


                               -------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



                 THE DATE OF THIS PROSPECTUS IS AUGUST 23, 2000

In this prospectus, references to the "Company," "Ortec,", "we,""us" and "our" refer to Ortec International, Inc.



                                TABLE OF CONTENTS

                                                                  Page
                                                                  ----
Prospectus Summary..................................................3
Risk Factors........................................................5
Disclosure Regarding Forward-Looking Statement......................9
Use of Proceeds.....................................................9
Selling Shareholders...............................................10
Description of Securities..........................................11
Plan of Distribution...............................................12
Incorporation of Certain Information by Reference................. 13
Legal Matters......................................................13
Experts........................................................... 14
Disclosure of Commission Position on Indemnification
   for Securities Act Liabilities..................................14
Where You Can Find More Information................................15

                               PROSPECTUS SUMMARY

     All of the information in this summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus, including information under "Risk Factors."


                            ORTEC INTERNATIONAL, INC.

     We are a development stage biomaterial and cell culture biotechnology company that has developed a patented technology which we call Composite Cultured Skin. Our Composite Cultured Skin acts as a biologically active dressing that stimulates the repair, replacement and regeneration of human skin. When our Composite Cultured Skin is applied to the wound site, it produces a mix of growth factors that stimulate wound closure.

     Our product is intended to be utilized for the treatment of numerous skin wounds, such as venous stasis ulcers, autograft donor sites, diabetic ulcers and epidermolysis bullosa. With the approval of the United States Food and Drug Administration we are currently conducting clinical trials of the use of our Composite Cultured Skin in the treatment of venous stasis ulcers and diabetic ulcers and have completed clinical trails for the treatment of autograft donor sites and epidermolysis bullosa. We are still conducting follow up studies of the patients of the autograft donor site trials to determine the effectiveness of our Composite Cultured skin in that clinical trial. Venous stasis ulcers are open lesions on the legs which result from the poor circulation of blood returning from the legs to the heart. An autograft donor site is an area of a patient's body from which the patient's skin was taken to cover a wound at another part of such patient's body. Epidermolysis bullosa is a disease with a small patient population.

     We have developed the technology for the cryopreservation of our product without diminishing its effectiveness. Cryopreservation means the freezing of our product to give it a shelf life of approximately six months, as opposed to a few days when our product is not cryopreserved. We plan to use our product in its cryopreserved form in our clinical trials for the treatment of venous stasis ulcers and diabetic ulcers.

     Our immediate focus is to use our Composite Cultured Skin to treat acute and chronic skin wounds and associated diseases. However, we believe that there is an opportunity to apply our core technologies to repair selected structural tissues such as tendon, ligament, cartilage, bone and blood vessels. See "Disclosure Regarding Forward Looking Information."

     As a development stage company we have not yet sold any products. Our activities have been limited to human clinical tests of our Composite Cultured Skin and research and development. From the creation of Ortec in March 1991 through June 30, 2000, we have spent an aggregate of $11,368,034 for human clinical trials and research and development, which figure does not include employee salaries. From inception in March 1991 through June 30, 2000 we have sustained a net loss of $36,602,094.

     Ortec was organized in 1991 under the laws of the State of Delaware for the purpose of acquiring our skin replacement product and to develop, test and market it. Our executive offices are located at 3960 Broadway, New York, New York, and our telephone number is (212) 740-6999.

                                  THE OFFERING

Securities offered                              1,705,698  shares of common stock

Sellers                                         The shares are being offered by our shareholders
                                                and not by us.

Offering prices                                 Prices then available on the Nasdaq SmallCap
                                                Market or in individually negotiated transactions.
Common stock to be outstanding
  after the offering(1)                         8,432,884 shares

Use of proceeds                                 We will not receive any proceeds from
                                                the sale of the shares.

Risk factors                                    An investment in the shares involves a high degree
                                                of risk. See "Risk Factors."

Nasdaq SmallCap System
  trading symbol                                "ORTC"

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(1) Does not include (i) 14,325 shares reserved by us for issuance for three warrants already exercised; (ii) 1,188,600 shares reserved by us for issuance upon the exercise of our publicly traded Class B Warrants at $15 per share and expiring September 28, 2000; (iii) 2,989,750 shares reserved by us for issuance upon the exercise of stock options included in our 1996 Stock Option Plan, of which options to purchase 1,237,650 shares at prices ranging from $6.00 to $21-3/8 have already been granted by us ; and (iv) 714,773 shares reserved by us for issuance upon the exercise of other outstanding warrants granted by us, at prices ranging from $7.70 to $15.00 and expiring at various times from March 10, 2001 to March 10, 2005.

                                  RISK FACTORS


     The purchase of the shares involves a high degree of risk, including, but not necessarily limited to, the risks described below. Before purchasing the shares, you should consider carefully the general investment risks enumerated elsewhere in this prospectus and the following risk factors, as well as the other information contained in this prospectus.

1. WE DO NOT HAVE SUFFICIENT FUNDS TO BRING OUR PRODUCT TO MARKET, WHICH MAY IMPACT OUR CONTINUED VIABILITY.

     We anticipate that our cash on hand is sufficient to meet our cash requirements through approximately March 2001, assuming that we will not incur unexpected costs. Before the end of that period we will be required to raise additional funds to complete our human clinical trials and produce and market our Composite Cultured Skin. We may seek additional funds through sale of our securities to the public and through private placements, debt financing or short term loans. Our failure to obtain additional financing will have a material adverse effect on us and on our operations. We have no current commitments from any persons that they will provide any additional financing. Additional financing may result in dilution for then current shareholders.

2. WE ARE A DEVELOPMENT STAGE COMPANY AND BECAUSE WE HAVE NEVER REALIZED OPERATING REVENUES OR EXPECT TO REALIZE SUFFICIENT OPERATING REVENUES FOR A WHILE, UNLESS WE SECURE ADDITIONAL FINANCING WE WILL NOT BE ABLE TO CONTINUE TO OPERATE OUR BUSINESS.

     Ortec was organized in March 1991. We have no products approved for commercial sale and we have not realized any operating revenues. We do not expect our Composite Cultured Skin to be available for commercial sale until the latter part of 2000 at the earliest and then only for a disease with a very small patient population. We will need to secure additional financing to complete our other human clinical trials and to produce and market our Composite Cultured Skin for use by larger patient populations for other wounds. We may not be able to secure such financing nor may we be able to reach that larger marketing stage with funds that we may be able to raise. We are also likely to continue to encounter difficulties which are common to development stage companies, including unanticipated costs relating to development, delays in the testing of products, regulatory approval and compliance and competition.

3. WE MAY NOT BE ABLE TO OBTAIN FDA APPROVAL FOR COMMERCIAL SALE OF OUR PRODUCT SO THAT WE MAY NEVER RECEIVE ANY REVENUES.

     Pursuant to the Federal Food Drug and Cosmetic Act and regulations promulgated thereunder, the FDA regulates the manufacture, distribution and promotion of medical devices in the United States. Our Composite Cultured Skin is regulated as a medical device. We must receive premarket approval by the FDA for any commercial sale of our product. Before receiving such approval we must provide proof in human clinical trials of the nontoxicity, safety and efficacy of our Composite Cultured Skin. Premarket approval is a lengthy and expensive process. We may not be able to obtain FDA approval for any commercial sale of our product. We will not generate any revenues until we obtain FDA approval to sell our product in commercial quantities for human application. Even if such FDA approval is obtained, we may not be able to make sales of our product on a profitable basis.

4. EVEN IF WE OBTAIN FDA APPROVAL FOR COMMERCIAL SALE OF OUR PRODUCT, THE MANUFACTURE AND SALE OF OUR PRODUCT WILL CONTINUE TO BE REGULATED BY THE FDA.
IF WE DO NOT COMPLY WITH THE FDA'S MANUFACTURING AND RECORD KEEPING REGULATIONS, WE MAY NOT BE ABLE TO START OR CONTINUE SELLING OUR PRODUCT.

     There will be periodic FDA inspections of the facilities used to manufacture our Composite Cultured Skin and of our records. Such manufacturing facilities must meet the FDA's good manufacturing processes standards. We will also always have to comply with the FDA's recordkeeping, reporting, product testing, design, safety and labeling requirements. Such regulatory compliance will increase our operating costs. More important, non-compliance will prevent us from making commercial sales of our product.

5. THE SUCCESSFUL MARKETING OF OUR PRODUCT WILL DEPEND ON ITS ACCEPTANCE BY THE MEDICAL COMMUNITY. SECURING SUCH ACCEPTANCE WILL REQUIRE SUBSTANTIAL EFFORT AND EXPENSE AND IF SUCH ACCEPTANCE BY THE MEDICAL COMMUNITY IS NOT SECURED WE WILL NOT BE ABLE TO SUCCESSFULLY MARKET OUR PRODUCT.

     Our Composite Cultured Skin must be accepted by the medical community as an effective skin regeneration product in order for us to make any significant commercial sales. Securing such acceptance will require substantial effort. We do not have any experience marketing to the medical community and will either have to employ persons experienced in securing such acceptance or rely on other companies which have such marketing expertise. We may not be able to secure the services of such experienced persons or any company having such expertise.

6. SINCE WE HAVE DEVELOPED ONLY ONE PRODUCT, OUR FAILURE TO SELL THAT PRODUCT ON A PROFITABLE BASIS MIGHT LIMIT OUR ABILITY TO CONTINUE OUR OPERATIONS.

     To date, we have developed only one product, our Composite Cultured Skin. In the event we fail to develop additional products and our product does not obtain FDA approval for commercial distribution, or even if FDA approval is obtained, our product is not viewed favorably by the medical community or it becomes obsolete, we will be unable to become profitable and we may be required to discontinue our operations.

7. MANY OF OUR COMPETITORS ARE LARGER AND HAVE GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO. SOME ARE ALREADY MAKING COMMERCIAL SALES OF THEIR SKIN REPLACEMENT PRODUCTS.

     Many companies and academic institutions have developed, or are capable of developing products based on other technologies that are or may be competitive with our Composite Cultured Skin. Our competitors include Organogenesis, Inc., Genzyme Tissue Repair, Inc., Advanced Tissue Sciences, Inc., Life Cell Corporation and Integra Life Sciences. Many of those competitors have skin replacement products that are being commercially sold or are available for commercial sale. Organogenesis has licensed Novartis, Inc. to distribute its skin replacement product and Advanced Tissue Sciences has licensed Smith & Nephew, Plc to distribute its skin replacement product. Many of those and other potential competitors, and particularly Novartis and Smith & Nephew, are well established, are much larger than we are and have substantially greater financial and other resources than we have. In addition, the biomedical field is undergoing rapid and significant technological change. Such companies and academic institutions may succeed in developing other products that are more effective than our Composite

Cultured Skin. Our success will depend on our ability to establish and maintain a competitive position in this marketplace, which we may not be able to do.

8. WE MAY NOT BE ABLE TO DEVELOP AND SELL OUR PRODUCT IF SOME OF OUR SUPPLIERS DISCONTINUE OR ARE DELAYED IN SUPPLYING US WITH THE MATERIALS NECESSARY TO MANUFACTURE OUR PRODUCT.

     We currently purchase bovine collagen sponges, a key component of our Composite Cultured Skin, from one supplier who produces the sponges to our specifications. We have no written agreement with that supplier obligating the supplier to supply sponges to us. If we are required to secure another source for bovine collagen sponges, we would encounter additional delay and expense in continuing our human clinical trials and, consequently, in marketing our Composite Cultured Skin.

     We will continue to rely on a limited number of outside suppliers to supply other materials that we use in producing and testing our Composite Cultured Skin. Replacing all or some of our suppliers could delay our clinical trials and create additional expense for us.

9. WHILE WE RELY ON OUR PATENTS TO PROTECT OUR PROPRIETARY INTEREST IN OUR TECHNOLOGY, WE COULD LOSE THAT PROTECTION IF OUR PATENTS ARE SUCCESSFULLY CHALLENGED IN FUTURE COURT PROCEEDINGS OR IF OUR TECHNOLOGY IS RENDERED OBSOLETE BY NEW TECHNOLOGIES DEVELOPED BY OTHERS.

     Our U.S. patent expires in 2011. We have also been granted a European patent for most of Europe, as well as patents in Australia, New Zealand, Ireland, Israel, Japan, Thailand and South Africa. We are prosecuting patent claims in Canada, the Russian Federation, Brazil and China. One of our competitors filed an opposition with the European Patent Office challenging the validity of our patent in Europe. The opposition in Europe is now being considered and may not be resolved for at least another year. While the result in Europe will not affect the validity of our patent in the United States, our patents might be successfully challenged in court proceedings. In addition, our United States and foreign patents may not provide us with any commercial benefits if our product is not effective or if new technologies makes our product obsolete.

     Several of our competitors, including Organogenesis, Inc., Advanced Tissue Sciences, Inc., Genzyme Tissue Repair Inc., Integra Life Sciences and LifeCell Corporation, have been granted patents relating to their particular skin technologies.

10. WE ARE EXPOSED TO THE RISK OF PRODUCT LIABILITY CLAIMS IN THE EVENT THAT OUR COMPOSITE CULTURED SKIN CAUSES INJURY OR OTHERWISE RESULTS IN ADVERSE EFFECTS.

     Although we have obtained product liability insurance coverage in the amount of $2,000,000, such insurance coverage may not be adequate to protect us against future product liability claims. Product liability insurance may not be available to us in the future on terms acceptable to us, if at all.

11. WE ARE DEPENDENT ON OUR EXECUTIVE OFFICERS AND CERTAIN OTHER KEY PERSONNEL FOR MANAGING OUR AFFAIRS AND CONTINUING OUR CLINICAL TRIALS AND RESEARCH AND DEVELOPMENT ACTIVITIES. THE LOSS OF THEIR SERVICES COULD DELAY OUR CLINICAL TRIALS AND THE TIME WHEN WE CAN SELL OUR PRODUCT.

     The management of our day-to-day operations is handled by our executive officers. The development of our product is managed by a wide array of scientific personnel. The loss of the services of some of these individuals could cause delays in our ongoing operations, including delays in the conduct of our clinical trials and the times when we can start sales of our product for treating different medical conditions.

12. OUR OUTSTANDING OPTIONS AND WARRANTS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     2,900,973 shares that are issuable upon exercise of outstanding warrants and options at prices ranging from $6.00 to $21-3/8 per share, will be eligible for immediate sale into the public securities markets after such warrants an options are exercised. In addition, 240,550 shares that are issuable upon exercise of other outstanding warrants exercisable at prices ranging from $8.00 to $14.25 are eligible for sale in the public securities markets one or two years after such warrants and options are exercised. We cannot make any prediction as to the effect, if any, that sales of those shares, or the availability of those shares for sale, will have on the market prices of our common stock prevailing from time to time.

13. THE MARKET PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE, AS HAS BEEN THE CASE WITH THE SECURITIES OF OTHER DEVELOPMENT STAGE BIOTECHNOLOGY COMPANIES.

     The market price of our common stock has ranged from $5-3/4 to $23 during the past three years. We believe that in the future factors such as our or our competitors' announcements concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may have a significant impact on the market price of our common stock.

14. SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FORESEEABLE FUTURE, A PURCHASER IN THIS OFFERING WILL ONLY REALIZE AN ECONOMIC GAIN ON HIS INVESTMENT FROM AN APPRECIATION, IF ANY, IN
THE MARKET PRICE OF OUR COMMON STOCK.

     We have never paid, and have no intentions in the foreseeable future to pay, any dividends on our common stock. Therefore, an investor in this offering, in all likelihood, will only realize a profit on his investment if the market price of our common stock increases in value.

15. THE CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK AND CERTAIN CHANGE OF CONTROL AGREEMENTS WILL DISCOURAGE PURCHASES OF OUR COMMON STOCK BY PERSONS WHO MIGHT OTHERWISE SEEK TO GAIN CONTROL OF ORTEC.

     Our executive officers, directors, founders and affiliated persons beneficially own 2,053,555 shares of our outstanding common stock representing approximately 24% of the total of our outstanding shares before the exercise of any outstanding warrants and options. Accordingly, such persons will be able to exercise substantial control in the election of Ortec's directors, increases in our authorized capital or the dissolution or merger of Ortec, or sale of our assets, and otherwise influence the control of our affairs. Such substantial control by these persons could serve to impede or prevent a change of control of our Company.

     In addition, we will enter into certain agreements with Dr. Steven Katz and Messrs. Ron Lipstein and Alain Klapholz which provide that, in the event of a change of control of Ortec, we will be required to (1) pay to such three persons between 2 and 2.99 times the compensation paid to such three persons in the twelve months prior to the date of change of control; (2) extend the expiration dates of options and warrants held by them so that they expire not less than three years after such change in control occurs; (3) at their option lend them, interest free and for a period of three years, the funds needed by them to pay the exercise prices of warrants and options they exercise; and (4) pay any special federal excise taxes payable by such three persons on the amounts we have agreed to pay them and the value of such benefits we have agreed to give them. Messrs. Katz, Lipstein and Klapholz are all executive officers, directors and founders of Ortec.

     As a result, potential purchasers may not seek to acquire control of our Company through the purchase of common stock which may tend to reduce the market price of our common stock. In addition, we are subject to provisions of the General Corporation Law of the State of Delaware respecting business combinations which could, under certain circumstances, also hinder or delay a change in control.


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements included in this prospectus regarding the future clinical trials for our one product, approvals by the United States Food and Drug Administration and other plans and objectives for the future and assumptions and predictions about future supply, manufacturing, costs and marketing are all forward looking statements. When we use words like "intend," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward looking statements. We believe that the assumptions and expectations reflected in such forward looking statements are reasonable, based on information available to us on the date of this prospectus, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" elsewhere in this prospectus. You should understand that forward looking statements made in connection with this offering are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward looking statement if we obtain new information or upon the occurrence of future events or otherwise.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares covered by this prospectus.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our common stock as of July 10, 2000 by each selling shareholder. Except as indicated in the footnotes to this table, we believe that the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.


                                            AMOUNT AND
                                             NATURE OF                  SHARES                  BENEFICIALLY
NAME OF                                     BENEFICIAL                REGISTERED                    OWNED
BENEFICIAL OWNER                            OWNERSHIP*                 FOR SALE                  AFTER SALE*
----------------                            ----------                ----------                -------------
Pequot Partners Fund, L.P.                    826,239(1)(2)             440,000                 386,239(1)(2)

Pequot International Fund, Inc.               806,285(1)(3)             404,845                 401,440(1)(3)

Pequot Healthcare Offshore
  Fund, L.P.                                  278,445(1)                242,745                  35,700(1)

Pequot Healthcare Fund, L.P.                  232,638(1)(4)             185,138                  47,500(1)(4)

Yale University                               134,900                   134,900                      --

SG Partners LP                                 85,336                    85,336                      --

Core Technology Fund, Inc.                     55,900                    55,900                      --

Sci-Tech Investment Partners LP                38,300                    38,300                      --

Executive Technology LP                        21,800                    21,800                      --

Yale University Retirement Plan
  for Staff Employees                          15,500                    15,500                      --

Matrix Technology Group NV                     11,900                    11,900                      --

HCI Healthcare Investments, Ltd.               82,867                    66,667                  16,200

Roberts Mitani Capital, LLC                     2,667(5)                  2,667(5)                   --

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* The number of shares of common stock beneficially owned by each person or entity is determined under rules promulgated by the United States Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. Included among the shares owned by such person are any shares which such person or entity has the right to acquire within 60 days after July 10, 2000. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

     Except for information in our records and reports filed by them with us, we have no knowledge of whether any of the selling shareholders own any other shares of our common stock or options or warrants to purchase shares of our common stock. We believe that none of the selling shareholders will own 1% or more of our outstanding shares if they sell all of their shares registered for sale, except that funds and other entities controlled by Pequot Capital Management, Inc., which will own 10.4%, (see Note 1).

(1) We believe that Pequot Capital Management, Inc. has sole or shared investment and/or voting power for these shares and for an additional 7,200 shares owned by two other entities.

(2)  Includes 40,076 shares issuable upon exercise of outstanding warrants.

(3)  Includes 40,077 shares issuable upon exercise of outstanding warrants.

(4)  Includes 1,000 shares issuable upon exercise of outstanding warrants.

(5)  Consists of shares issuable upon exercise of outstanding warrants.


                            DESCRIPTION OF SECURITIES

COMMON STOCK

     We are currently authorized to issue 25,000,000 shares of common stock, par value $.001 per share, of which 8,430,217 shares were issued and outstanding as of August 22, 2000.

     The holders of our common stock are entitled to one vote per share for the election of directors and with respect to all other matters to be voted on by shareholders. Shares of common stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any directors. The holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. In the event of liquidation, dissolution or winding up of Ortec, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

OPTIONS AND WARRANTS

     The following options and warrants to purchase shares of our common stock which we have granted are presently outstanding.

     CLASS B WARRANTS. These warrants are publicly traded, are exercisable at a price of $15.00 per share and expire on September 28, 2000. There are 1,188,600 Class B Warrants outstanding.

     STOCK OPTION PLAN. We have reserved 2,989,750 shares for issuance upon the exercise of stock options included in our 1996 Stock Option Plan. Options to purchase 1,237,650 shares at prices ranging from $6.00 to $21 3/8 have been granted by us and are currently outstanding.

     OTHER WARRANTS. We have reserved 714,773 shares for issuance upon the exercise of other warrants granted by us. Such warrants are exercisable at prices ranging from $7.70 to $15.00 per share and expire at various times from March 10, 2001 to March 10, 2005.

GENERAL CORPORATION LAW PROVISIONS

     A Delaware statute prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's voting stock) from engaging in a "business combination" with the Delaware corporation for three years following the date the person became an interested stockholder unless, generally speaking, the transaction is approved by Ortec's Board of Directors and the vote of two thirds of the outstanding shares not owned by such interested stockholder. This statute could have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in the payment for our shares of a premium over market price or changes in control or management of Ortec.

TRANSFER AND WARRANT AGENT

     The transfer agent for our common stock and the warrant agent for our publicly traded Class B Warrants, is Jersey Transfer and Trust Co., whose address is 201 Bloomfield Avenue, P.O. Box 36, Verona, New Jersey 07044.


                              PLAN OF DISTRIBUTION

     We are registering 1,705,698 shares of our common stock covered by this prospectus on behalf of the selling shareholders. We will pay the costs and fees of registering our common stock, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of their common stock.

     The selling shareholders may, from time to time, sell all or a portion of such shares of our common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

     In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers and dealers may receive commissions, discounts or concessions for their services from the selling shareholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. These commissions or discounts are not expected to exceed those customary in the types of transactions involved.

     Any broker, dealer, agent or other person involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, and a portion of any proceeds of sale and the broker's, dealer's or agent's commissions, discounts, or concessions may be deemed to be underwriter's compensation under the Securities Act.

     In addition to selling their common stock under this prospectus, the selling shareholders may transfer their common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; and the sale of such shares may be made by such transferees in the public securities markets by delivery of this prospectus to the buyers in such transactions.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by us with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this prospectus. Our Commission file number to be used to locate these documents is 0-27368.

     (1)  Our Annual Report on Form 10-K for the year ended December 31, 1999.

     (2)  Our Quarterly Report on Form 10-Q for the quarter ended June 30,
          2000.

     (3)  Our Current Report on Form 8-K filed with the Commission on July 6,
          2000.

     (4) The description of our common stock set forth in our registration statement on form 8-A filed December 5, 1995, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the termination of this offering, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


                                  LEGAL MATTERS

     The legality of the common stock included in this prospectus has been passed upon for the Company by Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, New York, New York.

                                     EXPERTS

     The financial statements of the Company, incorporated by reference in this prospectus, from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, have been incorporated herein in reliance on the report of Grant Thornton LLP, Independent Certified Public Accountants, given on the authority of that firm as experts in accounting and auditing.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Our certificate of incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to us or our shareholders for monetary damages for breach of fiduciary duty as a director, provided that our certificate of incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to us or our shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our shareholders through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director including breaches resulting from negligent or grossly negligent behavior except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect our or our shareholders ability to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

     In addition, our certificate of incorporation provides that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons who we may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     We maintain a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by us.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, and to persons controlling Ortec pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

     Since January 20, 1996, we have been subject to the reporting requirements of the Exchange Act. In accordance with the Exchange Act, we have and will continue to file reports, proxy statements and other information with the Commission. Reports and other information filed by us may be inspected and copied at the public reference facilities of the Commission in Washington, D.C. Copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Our common stock is listed on the NASDAQ SmallCap Market and reports and information concerning us can also be inspected through such exchange. We intend to furnish our shareholders with annual reports containing audited financial statements and such other periodic reports as we deem appropriate or as may be required by law.

     We will provide without charge to each person who receives this prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference. Such requests should be directed by mail to Mr. Ron Lipstein, Secretary, Ortec International, Inc., 3960 Broadway, New York, NY 10032, or by telephone at (212) 740-6999.

     We have filed with the Commission a registration statement on Form S-3 and all schedules and exhibits thereto under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and this offering, reference is made to such registration statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the registration statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.